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                                                                    EXHIBIT 12.1

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                                 (IN THOUSANDS)

                                            Charter Communications Properties Holdings, LLC    Charter Communications Holdings, LLC

                                                                              1/1/98 through    12/24/98 through
                                               1996           1997              12/23/98            12/31/98          1999
                                               ----           ----              --------            --------          ----
EARNINGS
Loss from Continuing Operations
 before Extraordinary Item                  $  (2,723)      $  (4,623)          $ (17,222)          $  (5,277)      $(578,130)
Fixed Charges                                   4,442           5,283              17,614              (2,332)        490,359
                                            ---------       ---------           ---------           ---------       ---------
Earnings                                    $   1,719       $     660           $     392           $  (7,609)      $ (87,771)
                                            =========       =========           =========           =========       =========
FIXED CHARGES
Interest Expense                            $   4,415       $   5,120           $  17,277           $  (2,353)      $ 477,799
Amortization of Debt Costs                         --             123                 267                  --          10,200
Interest Element of Rentals                        27              40                  70                  21           2,360
Total Fixed Charges                         $   4,442       $   5,283           $  17,614           $  (2,332)      $ 490,359
                                            =========       =========           =========           =========       =========
Ratio of Earnings to Fixed Charges (1)             --              --                  --                  --              --
                                            =========       =========           =========           =========       =========
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(1) Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998, and from December 24, 1998 through December 31, 1998, and for the year ended December 31, 1999, were insufficient to cover fixed charges by $2,723, $4,623, $17,222, $5,277 and
$578,130, respectively. As a result of such deficiencies, the ratios are not presented above.